                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Rural Cellular Corporation and Subsidiaries
Alexandria, Minnesota

     We have audited the accompanying consolidated balance sheets of Rural Cellular Corporation and Subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, shareholders' (deficit) equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company as of December 31, 2000 and for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 1, 2002, prior to the disclosures and reclassifications related to goodwill and the extraordinary loss as discussed in Note 3 and Note 13, respectively.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 5, effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of SFAS No. 133).

     As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for goodwill and licenses in 2002.

     As discussed in Note 13, effective January 1, 2003, the Company adopted the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.

     As discussed above, the consolidated financial statements of the Company as of December 31, 2000 and for the year then ended were audited by other auditors who have ceased operations. As described in Note 3, these financial statements have been revised to include the transitional disclosures required by SFAS No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 3 with respect to 2000 included (i) agreeing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense recognized in this period related to goodwill and licenses that are no longer being amortized as a result of initially applying SFAS No. 142 to the Company's underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss and the related earnings-per-share amounts. Also, as discussed in Note 13, the financial statements have been revised to reflect the reclassification requirements of SFAS No. 145. Our audit procedures with respect to the 2000 consolidated statement of operations reclassification were to add the amount previously reported as an extraordinary item to the interest expense amount and test the mathematical accuracy of the 2000 consolidated statement of operations. In our opinion, the disclosures for 2000 in Note 3 and the reclassification of the extraordinary loss to interest expense for 2000 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2000 consolidated financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2000 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 7, 2003, except Note 13, as to which the date is April 23, 2003.

THIS IS A COPY OF A PREVIOUSLY ISSUED REPORT.

IN ACCORDANCE WITH THE SECURITIES AND EXCHANGE COMMISSION'S AMENDMENT OF RULE 2-02 OF REGULATION S-X, THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP, OUR FORMER INDEPENDENT PUBLIC ACCOUNTANTS, WHO HAVE CEASED OPERATIONS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Rural Cellular Corporation:

     We have audited the accompanying consolidated balance sheets of Rural Cellular Corporation (a Minnesota corporation) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rural Cellular Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

     As explained in Note 5 to the financial statements, effective January 1, 2001 the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
February 1, 2002

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   53,788   $    1,995
  Accounts receivable, less allowance for doubtful accounts
     of $3,096 and $4,016...................................      46,442       45,279
  Inventories...............................................       6,624        6,617
  Other current assets......................................       3,217        2,408
                                                              ----------   ----------
     Total current assets...................................     110,071       56,299
                                                              ----------   ----------
PROPERTY AND EQUIPMENT, less accumulated depreciation of
  $172,629 and $137,776.....................................     240,536      244,980
                                                              ----------   ----------
LICENSES AND OTHER ASSETS:
  Licenses, less accumulated amortization of $50,409 and
     $50,409................................................     618,576    1,030,624
  Goodwill, less accumulated amortization of $32,336 and
     $32,493................................................     369,829      361,184
  Customer lists, less accumulated amortization of $66,282
     and $45,730............................................      92,748      113,299
  Deferred debt issuance costs, less accumulated
     amortization of $11,427 and $8,306.....................      25,176       22,549
  Other assets, less accumulated amortization of $1,432 and
     $1,230.................................................       6,042        7,844
                                                              ----------   ----------
     Total licenses and other assets........................   1,112,371    1,535,500
                                                              ----------   ----------
                                                              $1,462,978   $1,836,779
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

                                                                 AS OF DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   41,633    $   35,167
  Current portion of long-term debt.........................      79,047           189
  Advance billings and customer deposits....................      10,447         9,315
  Accrued interest..........................................      18,476        13,033
  Dividends payable.........................................       6,412         5,710
  Other accrued expenses....................................       9,552        11,158
                                                              ----------    ----------
     Total current liabilities..............................     165,567        74,572
LONG-TERM LIABILITIES.......................................   1,211,026     1,286,301
                                                              ----------    ----------
     Total liabilities......................................   1,376,593     1,360,873
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 9)
REDEEMABLE PREFERRED STOCK..................................     569,500       509,736
SHAREHOLDERS' DEFICIT:
  Class A common stock; $.01 par value; 200,000 shares
     authorized, 11,229 and 11,176 issued...................         112           112
  Class B common stock; $.01 par value; 10,000 shares
     authorized, 693 and 728 issued.........................           7             7
  Additional paid-in capital................................     192,294       191,964
  Accumulated deficit.......................................    (669,508)     (213,050)
  Accumulated other comprehensive loss......................      (6,020)      (12,863)
                                                              ----------    ----------
     Total shareholders' deficit............................    (483,115)      (33,830)
                                                              ----------    ----------
                                                              $1,462,978    $1,836,779
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 2002          2001          2000
                                                              -----------   -----------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
  Service...................................................   $ 315,012     $ 305,988     $238,556
  Roaming...................................................     122,703       116,541       98,693
  Equipment.................................................      20,442        18,627       18,848
                                                               ---------     ---------     --------
     Total revenue..........................................     458,157       441,156      356,097
                                                               ---------     ---------     --------
OPERATING EXPENSES:
  Network costs, excluding depreciation and amortization....      97,200       101,509       85,988
  Cost of equipment sales...................................      29,184        28,415       34,711
  Selling, general and administrative.......................     114,264       117,855       95,034
  Depreciation and amortization.............................      82,497       112,577       91,078
                                                               ---------     ---------     --------
     Total operating expenses...............................     323,145       360,356      306,811
                                                               ---------     ---------     --------
OPERATING INCOME............................................     135,012        80,800       49,286
                                                               ---------     ---------     --------
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (114,478)     (130,432)     (90,764)
  Interest and dividend income..............................         562         1,172        2,249
  Other.....................................................          66          (752)         (24)
                                                               ---------     ---------     --------
     Other expense, net.....................................    (113,850)     (130,012)     (88,539)
                                                               ---------     ---------     --------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE CHANGE IN
  ACCOUNTING PRINCIPLE......................................      21,162       (49,212)     (39,253)
INCOME TAX PROVISION........................................          --            --           --
                                                               ---------     ---------     --------
INCOME (LOSS) BEFORE CUMULATIVE CHANGE IN ACCOUNTING
  PRINCIPLE.................................................      21,162       (49,212)     (39,253)
CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE...................    (417,064)        1,621           --
                                                               ---------     ---------     --------
NET LOSS....................................................    (395,902)      (47,591)     (39,253)
PREFERRED STOCK DIVIDEND....................................     (60,556)      (54,545)     (44,081)
                                                               ---------     ---------     --------
NET LOSS APPLICABLE TO COMMON SHARES........................   $(456,458)    $(102,136)    $(83,334)
                                                               =========     =========     ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND
  DILUTED...................................................      11,920        11,865       11,510
                                                               =========     =========     ========
NET LOSS APPLICABLE TO COMMON SHARES BEFORE CUMULATIVE
  CHANGE IN ACCOUNTING PRINCIPLE............................   $   (3.30)    $   (8.74)    $  (7.24)
CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE...................      (34.99)         0.13           --
                                                               ---------     ---------     --------
NET LOSS PER BASIC AND DILUTED SHARE........................   $  (38.29)    $   (8.61)    $  (7.24)
                                                               =========     =========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY

                               CLASS A   CLASS A   CLASS B   CLASS B                               ACCUMULATED
                               COMMON    COMMON    COMMON    COMMON    ADDITIONAL                     OTHER
                                STOCK     STOCK     STOCK     STOCK     PAID-IN     ACCUMULATED   COMPREHENSIVE
                               SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL       DEFICIT         LOSS
                               -------   -------   -------   -------   ----------   -----------   -------------
                                                                (IN THOUSANDS)
BALANCE, December 31, 1999...   8,090     $ 81      1,032      $10      $ 36,916     $ (27,580)     $     --
  Conversion of common stock
    to Class T preferred
    stock....................     (43)      --       (105)      (1)       (7,539)           --            --
  Issuance of common stock,
    net......................   2,749       27         --       --       160,409            --            --
  Conversion of Class B
    common stock to Class A
    common stock.............     145        1       (145)      (1)           --            --            --
  Stock issued through
    employee stock purchase
    plan.....................      38       --         --       --           375            --            --
  Stock options exercised....      55        1         --       --           590            --            --
  COMPONENTS OF COMPREHENSIVE
    LOSS
  Net loss applicable to
    common shares and total
    comprehensive loss.......      --       --         --       --            --       (83,334)           --
                               ------     ----      -----      ---      --------     ---------      --------
BALANCE, December 31, 2000...  11,034      110        782        8       190,751      (110,914)           --
  Conversion of Class B
    common stock to Class A
    common stock.............      54        1        (54)      (1)           --            --            --
  Stock issued through
    employee stock purchase
    plan.....................      25       --         --       --           620            --            --
  Stock options exercised....      63        1         --       --           593            --            --
  COMPONENTS OF COMPREHENSIVE
    LOSS
    Net loss applicable to
      common shares..........      --       --         --       --            --      (102,136)           --
    Cumulative effect of SFAS
      No. 133 at January 1,
      2001...................      --       --         --       --            --            --        (5,526)
    Current year effect of
      SFAS No. 133...........      --       --         --       --            --            --        (7,337)
  Total comprehensive loss...      --       --         --       --            --            --            --
                               ------     ----      -----      ---      --------     ---------      --------
BALANCE, December 31, 2001...  11,176      112        728        7       191,964      (213,050)      (12,863)
                               ======     ====      =====      ===      ========     =========      ========
  Conversion of Class B
    common stock to Class A
    common stock.............      35        0        (35)       0            --            --            --
  Stock issued through
    employee stock purchase
    plan.....................      17        0         --        0           317            --            --
  Stock options exercised....       1        0         --        0            13            --            --
  COMPONENTS OF COMPREHENSIVE
    LOSS
    Net loss applicable to
      common shares..........      --       --         --       --            --      (456,458)           --
    Current year effect of
      SFAS No. 133...........      --       --         --       --            --            --         6,843
  Total comprehensive loss...      --       --         --       --            --            --            --
                               ------     ----      -----      ---      --------     ---------      --------
BALANCE, December 31, 2002...  11,229     $112        693      $ 7      $192,294     $(669,508)     $ (6,020)
                               ======     ====      =====      ===      ========     =========      ========


                                SHAREHOLDERS'     COMPREHENSIVE
                               (DEFICIT) EQUITY       LOSS
                               ----------------   -------------
                                        (IN THOUSANDS)
BALANCE, December 31, 1999...     $   9,427         $      --
  Conversion of common stock
    to Class T preferred
    stock....................        (7,540)               --
  Issuance of common stock,
    net......................       160,436                --
  Conversion of Class B
    common stock to Class A
    common stock.............            --                --
  Stock issued through
    employee stock purchase
    plan.....................           375                --
  Stock options exercised....           591                --
  COMPONENTS OF COMPREHENSIVE
    LOSS
  Net loss applicable to
    common shares and total
    comprehensive loss.......       (83,334)          (83,334)
                                  ---------         =========
BALANCE, December 31, 2000...        79,955                --
  Conversion of Class B
    common stock to Class A
    common stock.............            --                --
  Stock issued through
    employee stock purchase
    plan.....................           620                --
  Stock options exercised....           594                --
  COMPONENTS OF COMPREHENSIVE
    LOSS
    Net loss applicable to
      common shares..........      (102,136)         (102,136)
    Cumulative effect of SFAS
      No. 133 at January 1,
      2001...................        (5,526)           (5,526)
    Current year effect of
      SFAS No. 133...........        (7,337)           (7,337)
  Total comprehensive loss...            --          (114,999)
                                  ---------         =========
BALANCE, December 31, 2001...       (33,830)
                                  =========
  Conversion of Class B
    common stock to Class A
    common stock.............            --                --
  Stock issued through
    employee stock purchase
    plan.....................           317                --
  Stock options exercised....            13                --
  COMPONENTS OF COMPREHENSIVE
    LOSS
    Net loss applicable to
      common shares..........      (456,458)         (456,458)
    Current year effect of
      SFAS No. 133...........         6,843             6,843
  Total comprehensive loss...                       $(449,615)
                                  ---------         =========
BALANCE, December 31, 2002...     $(483,115)
                                  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              2002        2001         2000
                                                            ---------   ---------   -----------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net loss................................................  $(395,902)  $ (47,591)  $   (39,253)
  Adjustments to reconcile to net cash provided by
     operating activities:
     Depreciation and amortization........................     82,497     112,577        91,078
     Early extinguishment of debt.........................      3,319          --           925
     Adjustments of interest rate derivatives to fair
       market value.......................................     15,104      16,425            --
     Cumulative change in accounting principle............    417,064      (1,621)           --
     Other................................................      3,209       1,964         1,421
     Change in other operating elements:
       Accounts receivable................................       (475)        849       (14,071)
       Inventories........................................         (7)        292           145
       Other current assets...............................       (809)        605           192
       Accounts payable...................................      6,466      (7,786)       25,297
       Advance billings and customer deposits.............      1,112       1,199         1,721
       Other accrued liabilities..........................      6,744      (1,410)       14,717
                                                            ---------   ---------   -----------
          Net cash provided by operating activities.......    138,322      75,503        82,172
                                                            ---------   ---------   -----------
INVESTING ACTIVITIES:
  Purchases of property and equipment.....................    (59,835)    (45,979)      (54,832)
  Proceeds from sale of property and equipment............        462          --            --
  Purchases of wireless properties, net of cash
     acquired.............................................         --    (178,566)   (1,232,692)
  Proceeds from sale of other long-lived assets...........        650      48,929            --
  Pending acquisition costs...............................         --          --       (10,000)
  Other...................................................         37       1,080        (1,763)
                                                            ---------   ---------   -----------
          Net cash used in investing activities...........    (58,686)   (174,536)   (1,299,287)
                                                            ---------   ---------   -----------
FINANCING ACTIVITIES:
  Proceeds from issuance of common stock related to
     employee stock purchase plan and stock options.......        331       1,214           966
  Proceeds from offering of common stock, net.............         --          --       160,436
  Proceeds from issuance of preferred securities, net.....         --          --       263,394
  Proceeds from issuance of long-term debt................    362,550     349,344     1,104,948
  Repayments of long-term debt............................   (380,402)   (256,089)     (299,350)
  Proceeds from swaption..................................         --       8,720            --
  Proceeds from interest rate swap transactions...........         --          --         6,550
  Payments of debt issuance costs.........................    (10,322)     (4,366)      (18,909)
                                                            ---------   ---------   -----------
          Net cash (used in) provided by financing
            activities....................................    (27,843)     98,823     1,218,035
                                                            ---------   ---------   -----------
NET INCREASE (DECREASE) IN CASH...........................     51,793        (210)          920
CASH AND CASH EQUIVALENTS, at beginning of year...........      1,995       2,205         1,285
                                                            ---------   ---------   -----------
CASH AND CASH EQUIVALENTS, at end of year.................  $  53,788   $   1,995   $     2,205
                                                            =========   =========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           RURAL CELLULAR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2000, 2001, AND 2002

1.  ORGANIZATION AND NATURE OF BUSINESS

     Rural Cellular Corporation and its subsidiaries (the "Company" or "RCC"), a Minnesota corporation, provide wireless communication services in portions of the Midwest, South, Northeast and Northwest areas of the United States. The Company operates its cellular and paging systems under licenses granted by the Federal Communications Commission ("FCC"). The Company's operations are subject to the applicable rules and regulations of the FCC.

     At December 31, 2002, the Company had negative working capital of $(55.5) million and a shareholders' deficit of $(483.1) million.

     Beginning in 2003, the Company's cash requirements will increase each year, due in part to scheduled principal payments under its credit facility and payment of cash dividends on its preferred stock. The Company currently pays dividends on its senior and junior exchangeable preferred stock by issuing additional shares of exchangeable preferred stock. Beginning August 15, 2003, for the Company's senior exchangeable preferred stock, and beginning May 15, 2005, for its junior exchangeable preferred stock, dividends are to be paid in cash. In addition, the Company may need substantial cash resources to upgrade its networks to 2.5G and 3.0G technologies starting in 2003.

2.  STRATEGIC HISTORY

     RCC was founded in 1991 through the combination of five partnerships holding different cellular licenses in Minnesota. Since then, it has completed the following acquisitions (the "Acquisitions"):

     - In May 1997, the Company acquired wireless operations and licenses covering portions of Maine for approximately $85.7 million.

     - In July 1998, the Company acquired wireless operations and licenses covering all of Vermont and portions of Massachusetts, New Hampshire, and New York for approximately $262.5 million.

     - In August 1998, the Company acquired wireless operations and a license in western Maine for approximately $7.5 million.

     - In February 1999, the Company acquired wireless operations and a license in South Dakota for approximately $11.9 million.

     - In April 2000, the Company acquired wireless operations and licenses covering portions of Alabama, Kansas, Mississippi, Oregon, and Washington for approximately $1.265 billion.

     - In January 2001, the Company acquired wireless operations and licenses in the Portsmouth, New Hampshire service area for approximately $194.3 million. In the acquisition, the Company also acquired an ILEC business of the seller. The Company sold the ILEC business in October 2001 for approximately $35.5 million.

ACCOUNTING TREATMENT

     The purchase prices for the Acquisitions were allocated to the net assets based on their estimated fair values and the excess was allocated to licenses and goodwill. The Acquisitions were accounted for under the purchase method of accounting; accordingly, operating results for each acquired business have been included from the date of acquisition.

                           RURAL CELLULAR CORPORATION

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company's revenue primarily consists of service, roaming, and equipment revenue, each of which is described below:

     - Service revenue includes monthly access charges, charges for airtime used in excess of the time included in the service package purchased, activation fees, long distance charges derived from calls placed by customers as well as cellular and paging equipment lease revenue. Also included are charges for such features as voicemail, call waiting, and call forwarding. Service revenue also includes incollect revenue, which consists of charges to the Company's customers when they use their wireless phones in other wireless markets. The Company does not charge installation or connection fees.

     - Roaming revenue includes outcollect revenue. Roaming revenue and incollect cost information is provided to RCC primarily through a third party centralized clearinghouse. From the clearinghouse the Company receives settlement data each month. Management bases its accrual of roaming revenue and incollect expense on these clearinghouse reports. RCC follows this method since reasonably dependable estimates of roaming revenue and incollect cost can be made.

     - Equipment revenue includes sales of cellular and paging equipment and accessories and network equipment reselling.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an Amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for employee stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in annual and interim financial statements about the method of accounting used by the issuer for stock-based compensation and its effect on the issuer's reported results. The disclosure provisions of SFAS No. 148 are included in Note 7 of these Notes to Consolidated Financial Statements. The Company applies the principles of APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans.

     In November 2002, the Emerging Issues Task Force ("EITF") reached consensus on EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The sale of wireless service with an accompanying handset constitutes a revenue arrangement with multiple deliverables. We will be required to adopt the provisions of this consensus for revenue arrangements entered into after June 30, 2003. We are currently evaluating whether we will elect to report the change in accounting as a cumulative-effect adjustment or to apply it on a prospective basis. Additionally, we are currently assessing the impact of this consensus on our results of operations, financial position, and cash flows.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 clarifies the requirements for a guarantor's accounting for and disclosure of certain issued and outstanding guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002.

                           RURAL CELLULAR CORPORATION

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes previous accounting guidance, principally EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The Company will adopt SFAS No. 146 prospectively for exit or disposal activities initiated after December 31, 2002.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 requires that gains and losses from the extinguishments of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 ("Opinion No. 30"). SFAS No. 145 is effective for RCC for periods beginning January 1, 2003. Upon the adoption of SFAS No. 145, RCC will reclassify prior period statements of operations to conform to the presentation required by SFAS No. 145. Under SFAS No. 145, the Company will report gains and losses on extinguishments of debt in interest expense.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 develops a single accounting model for long-lived assets to be disposed of, whether previously held and used or newly acquired. RCC adopted this statement on January 1, 2002. There was no impact to the Company's financial statements.

     In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company has determined this new accounting standard will not affect its results of operations, financial position and cash flows. The Company was required to implement this standard effective January 1, 2003.

     In accordance with guidance set forth in SFAS No. 142, "Goodwill and Other Intangible Assets," the Company evaluates its goodwill and indefinite lived intangible assets for impairment at least annually and more frequently when indicators of impairment exist. Effective with the adoption of SFAS No. 142, RCC is no longer amortizing goodwill or indefinite lived assets. Additionally, the Company has reassessed the useful lives of previously recognized intangible assets (primarily customer lists and FCC licenses). The Company reassessed the useful life of its customer lists and determined its current policy continues to be appropriate. A significant portion of the Company's intangible assets consists of licenses that provide its wireless operations with the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. While licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the FCC. Renewals of licenses have occurred routinely and at nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of the Company's wireless licenses. As a result, licenses will be treated as an indefinite-lived intangible asset under the provisions of SFAS No. 142 and will not be amortized but rather will be tested for impairment. The Company will reevaluate the useful life determination for licenses each quarter to determine whether events and circumstances continue to support an indefinite useful life.

                           RURAL CELLULAR CORPORATION

     Upon adoption of SFAS No. 142, the Company completed an impairment test for both its goodwill and licenses and determined that there were impairments of $5.0 million and $412.0 million, respectively. RCC used a fair value approach, using primarily discounted cash flows, to complete the transitional impairment tests. In accordance with SFAS No. 142, the impairment charges are recorded in RCC's consolidated financial statements for the first quarter of 2002.

     On a prospective basis, RCC is required to test both goodwill and other indefinite-lived intangible assets, including licenses, for impairment on an annual basis (October 1) using a fair value approach. Additionally, goodwill must be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the entity below its carrying value. These events or circumstances would include a significant change in the business climate, including a significant sustained decline in an entity's market value, regulatory requirements, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. Other indefinite-lived intangible assets must be tested between annual tests if events or changes in circumstances indicate that the asset might be impaired. RCC performed its annual impairment test for both goodwill and licensing costs during the fourth quarter of 2002, using methodologies consistent with those applied for its transitional impairment tests performed as of January 1, 2002. No further impairment was recognized as a result of this testing.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of RCC and its wholly-owned subsidiaries and its majority owned joint venture, Wireless Alliance, LLC ("Wireless Alliance"). All significant intercompany balances and transactions have been eliminated.

INCOME TAXES

     The Company follows the liability method of accounting for income taxes, and deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities based on enacted tax laws.

NET LOSS PER COMMON SHARE

     Basic EPS is computed by dividing net loss by the weighted average number of shares outstanding during the year. Diluted EPS is computed by including dilutive common stock equivalents with the basic weighted average shares outstanding. Potential common shares of 1,266,422, 1,588,734, and 1,908,084 related to the Company's outstanding stock options were excluded from the computation of diluted loss per share for the years ended December 31, 2000, 2001 and 2002, respectively, as inclusion of these shares would have been antidilutive.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist of cellular telephone equipment, pagers, and accessories and are stated at the lower of cost, determined using the average cost method, or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Additions, improvements, or major renewals are capitalized, while expenditures that do not enhance or extend the asset's useful life are charged to operating expenses as

                           RURAL CELLULAR CORPORATION
incurred. Depreciation is computed using the straight-line method based on the estimated useful life of the asset.

     The components of property and equipment and the useful lives of the Company's assets are as follows as of December 31:

                                                      2002        2001      USEFUL LIVES
                                                    ---------   ---------   ------------
                                                       (IN THOUSANDS)
Land..............................................  $   7,204   $   7,021       N/A
Building and towers...............................     93,335      89,113   15-39 Years
Equipment.........................................    255,370     225,098   2-10 Years
Leased handset equipment..........................     24,082      31,998    19 Months
Furniture and fixtures............................     22,305      22,401   3-10 Years
Assets under construction.........................     10,869       7,125       N/A
                                                    ---------   ---------
                                                      413,165     382,756
Less -- accumulated depreciation..................   (172,629)   (137,776)
                                                    ---------   ---------
Property and equipment -- net.....................  $ 240,536   $ 244,980
                                                    =========   =========

     The Company's network construction expenditures are recorded as assets under construction until the system or assets are placed in service, at which time the assets are transferred to the appropriate property and equipment category. During the years ended December 31, 2002 and 2001, as a component of assets under construction, the Company capitalized $1.1 million and $1.7 million, respectively, in salaries of the Company's engineering employees. The Company did not capitalize interest cost in 2002 or 2001.

     At December 31, 2002, accumulated depreciation on handset equipment was approximately $15.3 million as compared to $18.6 million at December 31, 2001. Handset equipment depreciation expense for the year ended December 31, 2002 was $15.8 million as compared to $8.5 million in 2001. The gross carrying value of handset equipment disposals in 2002 was $21.2 million as compared to $5.9 million in 2001.

     Total depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $61.5 million, $49.3 million, and $43.8 million, respectively.

LICENSES AND OTHER INTANGIBLE ASSETS

     Licenses consist of the value assigned to paging licenses, Wireless Alliance personal communications services ("PCS") licenses, other PCS licenses, local multipoint distribution service ("LMDS") licenses, and cellular licenses acquired through acquisitions or otherwise. Other intangibles, resulting primarily from acquisitions, include the value assigned to customer lists and goodwill. Amortization is computed using the straight-line method based on the estimated useful life of the asset (see discussion of "Recently Issued Accounting Pronouncements").

                           RURAL CELLULAR CORPORATION

     The components of licenses and other intangible assets are as follows as of December 31:

                                        2002                                     2001
                       --------------------------------------   --------------------------------------
                         GROSS                        NET         GROSS                        NET
                        CARRYING    ACCUMULATED     CARRYING     CARRYING    ACCUMULATED     CARRYING
                         VALUE      AMORTIZATION     VALUE        VALUE      AMORTIZATION     VALUE
                       ----------   ------------   ----------   ----------   ------------   ----------
                                                       (IN THOUSANDS)
LICENSES.............  $  668,985    $ (50,409)    $  618,576   $1,081,033    $ (50,409)    $1,030,624
OTHER INTANGIBLE
  ASSETS:
  Goodwill...........     402,165      (32,336)       369,829      393,677      (32,493)       361,184
  Customer lists.....     159,030      (66,282)        92,748      159,029      (45,730)       113,299
                       ----------    ---------     ----------   ----------    ---------     ----------
     Total...........  $1,230,180    $(149,027)    $1,081,153   $1,633,739    $(128,632)    $1,505,107
                       ==========    =========     ==========   ==========    =========     ==========

     The effect of the adoption of SFAS No. 142 on the reported net loss and basic and diluted loss per share for all periods presented in the accompanying statements of operations is as follows:

                                (BEFORE CUMULATIVE CHANGE IN
                             ACCOUNTING PRINCIPLE AND INCLUDING
                               THE EFFECT OF PREFERRED STOCK
                                         DIVIDENDS)
                             ----------------------------------
                                FOR YEARS ENDED DECEMBER 31,               (AS REPORTED)
                             ----------------------------------   --------------------------------
                               2002         2001        2000        2002        2001        2000
                             ---------   ----------   ---------   ---------   ---------   --------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net loss applicable to
  common shares............  $(39,394)   $(103,757)   $(83,334)   $(456,458)  $(102,136)  $(83,334)
  Add back: goodwill
     amortization..........        --       16,690      12,531           --      16,690     12,531
  Add back: license
     amortization..........        --       26,512      19,499           --      26,512     19,499
                             --------    ---------    --------    ---------   ---------   --------
  Adjusted net loss
     applicable to common
     shares................  $(39,394)   $ (60,555)   $(51,304)   $(456,458)  $ (58,934)  $(51,304)
                             ========    =========    ========    =========   =========   ========
  Weighted average common
     shares outstanding,
     basic and diluted.....    11,920       11,865      11,510       11,920      11,865     11,510
Basic and diluted loss per
  share:
  Net loss per basic and
     diluted share.........  $  (3.30)   $   (8.74)   $  (7.24)   $  (38.29)  $   (8.61)  $  (7.24)
  Add back: goodwill
     amortization..........        --         1.41        1.09           --        1.41       1.09
  Add back: license
     amortization..........        --         2.23        1.69           --        2.23       1.69
                             --------    ---------    --------    ---------   ---------   --------
  Adjusted loss per share
     (basic and diluted)...  $  (3.30)   $   (5.10)   $  (4.46)   $  (38.29)  $   (4.97)  $  (4.46)
                             ========    =========    ========    =========   =========   ========

     Licenses, goodwill and customer list amortization expense was approximately $20.6 million, $62.8 million and $46.8 million for the years ended December 31, 2002, December 31, 2001 and December 31, 2000, respectively. It is estimated to be approximately $20.6 million in each of 2003 through 2006, and $10.4 million in 2007.

                           RURAL CELLULAR CORPORATION

     The changes in carrying amount of goodwill and licenses for the year ended December 31, 2002 are as follows (in thousands):

                                                    GOODWILL    LICENSES      TOTAL
                                                    --------   ----------   ----------
Balance as of December 31, 2001...................  $361,184   $1,030,624   $1,391,808
  Goodwill reclassification.......................    13,661           --       13,661
  Impairment charges under SFAS No. 142...........    (5,016)    (412,048)    (417,064)
                                                    --------   ----------   ----------
Balance as of December 31, 2002...................  $369,829   $  618,576   $  988,405
                                                    ========   ==========   ==========

DEFERRED DEBT ISSUANCE COSTS

     Deferred debt issuance costs relate to the credit facility and the senior subordinated notes (see Note 4). These costs are being amortized over the respective instruments' terms.

OTHER ASSETS

     Other assets primarily consist of costs related to Wireless Alliance spectrum relocation costs, restricted investments and investments in unconsolidated affiliates. Restricted investments represent the Company's investments in the stock of CoBank and are stated at cost, which approximates fair value. The restricted investments were purchased pursuant to the terms of a loan agreement and are restricted as to withdrawal. Investments in unconsolidated affiliates are accounted for using the equity method and represent the Company's ownership interests in Cellular 2000, Inc. Cellular 2000, Inc. is an entity organized to own the Cellular 2000 trade name and the related trademark. Other assets also include the fair market value of an interest rate instrument ("Flooridor"), which was entered into during 2000 and terminates in 2003 (see Note 5).

BUSINESS AND CREDIT CONCENTRATIONS

     RCC operates in one business segment, the operation of wireless communication systems in the United States. During 2002, no single customer accounted for more than 10% of our total revenue or accounts receivable other than AT&T Wireless, which accounted for 10.2% of our total revenue. During 2001 and 2000, no single customer accounted for more than 10% of our total revenue.

LONG-LIVED ASSETS

     Effective January 1, 2002, the Company adopted SFAS No. 144 for assessing the impairment of amortizable intangible assets and other long-lived assets. Under SFAS No. 144, if the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of the amortizable intangible assets and/or other long-lived assets, the Company would recognize an impairment loss. The Company would measure any impairment based on a projected cash flow method using a discounted rate determined by management to be commensurate with the risk inherent in its current business model.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Ultimate results could differ from those estimates.

                           RURAL CELLULAR CORPORATION

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year's consolidated financial statements in order to conform to the 2002 presentations. Such reclassifications had no effect on total shareholders' deficit, net loss applicable to common shares or loss per share as previously reported.

COMPREHENSIVE LOSS

     The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive loss represents net losses and the deferred gains on derivative instruments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive loss in the accompanying consolidated statement of shareholders' (deficit) equity.

4.  LONG-TERM LIABILITIES

     The Company had the following long-term liabilities outstanding as of December 31 (in thousands):

                                                                 2002         2001
                                                              ----------   ----------
Credit facility
  (net of current portion of $35,959):
  Revolver..................................................  $   16,142   $  159,800
  Term Loan A (terminates 04/03/2008).......................     316,540      426,508
  Term Loan B (terminates, 10/03/2008)......................     185,223      225,101
  Term Loan C (terminates, 04/03/2009)......................     185,223      225,101
  Term Loan D (terminates, 10/03/2009)......................      54,766       75,000
                                                              ----------   ----------
                                                                 757,894    1,111,510
9 3/4% Senior Subordinated Notes............................     300,000           --
9 5/8% Senior Subordinated Notes............................     125,000      125,000
Derivative financial instruments............................      12,158       42,949
Deferred tax liability......................................      15,651           --
Other.......................................................         323        6,842
                                                              ----------   ----------
  Long-term liabilities.....................................  $1,211,026   $1,286,301
                                                              ==========   ==========

CREDIT FACILITY

     Advances under the credit facility bear interest at the London Interbank Offering Rate ("LIBOR") plus an applicable margin based on the Company's ratio of indebtedness to annualized operating cash flow as of the end of the most recently completed fiscal quarter. As of December 31, 2002, the effective rate of interest on the credit facility, excluding the impact of hedge agreements, was 4.53%. A commitment fee not to exceed 0.50% on the unused portion of the credit facility is payable quarterly. Borrowings under the credit facility are secured by a pledge of all the assets of the Company, excluding its ownership in the stock of Cellular 2000, Inc. and its 70% ownership in Wireless Alliance, LLC. At December 31, 2002, the Company had $258.9 million available under its credit facility. Future availability under the revolver will be determined quarterly based on our leverage ratios as described by the credit facility agreement.

                           RURAL CELLULAR CORPORATION

     The credit facility is subject to various covenants, including the ratio of senior indebtedness to annualized operating cash flow, the ratio of total indebtedness to annualized operating cash flow, and the ratio of annualized operating cash flow to interest expense. Mandatory commitment reductions are required upon any material sale of assets. In January 2002 and March 2001, the Company obtained amendments and waivers of certain of the financial covenants in the credit facility. As of December 31, 2002, the Company was in compliance with all covenants.

DEFERRED GAIN ON HEDGE AND SWAP AGREEMENTS

     In May 2000, the Company settled swaps it had entered into in August 1998 with a total notional amount of $165 million, resulting in a gain of approximately $3.1 million. In July 2000, the Company settled swaps it had entered into in February 1999 with a total notional amount of $250 million, resulting in a gain of approximately $4.3 million. In accordance with SFAS No. 133, effective January 1, 2001, gains not accreted from these transactions were reclassified into other comprehensive loss within the equity section of the balance sheet. These gains are being accreted into income over the original terms of the settled swaps.

9 5/8% SENIOR SUBORDINATED NOTES

     In 1998, the Company issued $125 million principal amount of 9 5/8% Senior Subordinated Notes due 2008. Interest on the Senior Subordinated Notes is payable semi-annually on May 15 and November 15. The Senior Subordinated Notes will mature on May 15, 2008, and are redeemable, in whole or in part, at the option of the Company, at any time on or after May 15, 2003.

9 3/4% SENIOR SUBORDINATED NOTES

     In 2002, the Company issued $300 million principal amount of 9 3/4% senior subordinated notes due 2010. Interest on the 9 3/4% senior subordinated notes is payable semi-annually on January 15 and July 15. The 9 3/4% senior subordinated notes will mature on January 15, 2010, and are redeemable, in whole or in part, at the option of the Company, at any time on or after January 16, 2006.

CURRENT PORTION OF LONG-TERM DEBT

     As of December 31, 2002, the Company's current portion of long-term debt included the following:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
Credit facility.............................................     $35,959
Financial Instruments
  Swaption(1)...............................................      30,072
  Other financial instruments...............................       6,326
Purchase option agreement(2)................................       6,500
Other.......................................................         190
                                                                 -------
     Total                                                       $79,047
                                                                 =======

---------------

(1) The Company anticipates that the counterparty will exercise the optional early termination provision of the Swaption requiring RCC to pay the counterparty the negative fair market value of the swaption on May 15, 2003.

(2) In conjunction with an acquisition, the Company became party to a purchase option agreement whereby it may acquire certain cell sites in the future for $6.5 million. The option expired February 28, 2003 at which time the Company exercised the option. At December 31, 2002, the option was included in current

                           RURAL CELLULAR CORPORATION
    liabilities. The Company assumed an agreement to utilize the assets covered by the option for the period prior to exercising the option. The ongoing payments pursuant to this agreement have been reflected as interest expense in the accompanying consolidated statements of operations.

     Maturities of the credit facility, 9 5/8% Senior Subordinated Notes, 9 3/4% Senior Subordinated Notes and early termination of the Swaption are as follows;

                                       9 5/8% SENIOR   9 3/4% SENIOR   TERMINATION
                             CREDIT    SUBORDINATED    SUBORDINATED        OF
YEAR                        FACILITY       NOTES           NOTES       SWAPTION(1)     TOTAL
----                        --------   -------------   -------------   -----------   ----------
                                                      (IN THOUSANDS)
2003......................  $ 35,959     $     --        $     --        $30,072     $   66,031
2004......................    61,043           --              --             --         61,043
2005......................    71,958           --              --             --         71,958
2006......................    87,240           --              --             --         87,240
2007......................    91,605           --              --             --         91,605
Thereafter................   446,048      125,000         300,000             --        871,048
                            --------     --------        --------        -------     ----------
     Total................  $793,853     $125,000        $300,000        $30,072     $1,248,925
                            ========     ========        ========        =======     ==========

---------------

(1) The Company anticipates that the counterparty will exercise the optional early termination provision of the Swaption, requiring RCC to pay the counterparty the negative fair market of the swaption on May 15, 2003.

5.  FINANCIAL INSTRUMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137 and No. 138), requires that an entity determine the fair value of all derivatives and recognize them as either assets or liabilities on the balance sheet. The changes in fair value of the derivative are booked based on the intended use of the derivative, the ability to meet hedge designation criteria and the degree of effectiveness measured at each period end.

     The Company uses derivative financial instruments to reduce its exposure to adverse fluctuations in interest rates, to meet bank covenants, and to reduce borrowing rates. RCC is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes.

INTEREST RATE MANAGEMENT

     The Company is required under the terms of its credit facility ($793.9 million) to mitigate the risk of rising interest rates on at least 50% of the principal amount of the loans outstanding for an average period of three years from the date of the hedge agreements. At year end, RCC held interest rate swap and collar agreements, with a notional amount of $409.0 million, to reduce the risk of rising interest rates on variable rate debt. The swaps and collars are designated and documented as cash flow hedges and are tested for effectiveness quarterly. These derivatives are recorded on the balance sheet at fair value and the effective gains (losses) are accumulated in other comprehensive income ("OCI"). Values in OCI are reclassified to interest expense when the hedged variable rate interest payment is recognized in earnings. Overperformance of the swap identified during effectiveness testing is recognized immediately in interest expense, along with the collar's time value, which is excluded from testing.

     The Company entered into its reverse swaps ($135.0 million notional) and purchased a flooridor ($252.0 million notional) to reduce the effective borrowing rates associated with the credit facility and the fixed rate 9 3/4% Senior Subordinated Notes in a declining interest rate environment. These instruments, in

                           RURAL CELLULAR CORPORATION
addition to the swaption, do not qualify for SFAS No. 133 cash flow or fair value hedge accounting treatment, and as such, the entire change in fair value of these instruments is reflected in interest expense each period.

     RCC's derivative instruments and valuations are set forth in the table below. The fair values are based on quoted market prices or, if quoted market prices are not available, estimates using present value and other valuation techniques except for Class M and Class T convertible preferred stock.

                                                                                                ESTIMATED
                                                               CARRYING VALUE               FAIR MARKET VALUE
                                                         ---------------------------   ---------------------------
                                              NOTIONAL   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                               AMOUNT        2002           2001           2002           2001
                                              --------   ------------   ------------   ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS
  Interest rate flooridors (i) :
    Fleet Bank (terminates May 12, 2003)....  $252,000    $      631     $    1,699     $      631     $    1,699
                                              --------    ----------     ----------     ----------     ----------
         Total financial assets.............  $252,000    $      631     $    1,699     $      631     $    1,699
                                              ========    ==========     ==========     ==========     ==========
FINANCIAL LIABILITIES
  Credit facility...........................  $     --    $  793,853     $1,111,510     $  689,064     $  987,145
  9 5/8% senior subordinated notes..........        --       125,000        125,000         81,250        127,031
  9 3/4% senior subordinated notes..........        --       300,000             --        195,000             --
  11 3/8% senior exchangeable preferred
    stock...................................        --       240,882        215,373         57,812        187,375
  12 1/4% junior exchangeable preferred
    stock...................................        --       195,035        172,901         42,908        145,237
  Class M convertible preferred stock
    (ii)....................................        --       110,000        110,000        110,000        110,000
  Class T convertible preferred stock
    (ii)....................................        --         7,541          7,541          7,541          7,541
                                              --------    ----------     ----------     ----------     ----------
                                                    --     1,772,311      1,742,325      1,183,575      1,564,329
  Derivative financial instruments
    Interest rate swap agreements:
    TD Securities (terminates May 16,
      2005).................................    84,000         9,010          5,854          9,010          5,854
    PNC Bank (terminates May 16, 2003)......    42,000           975          2,703            975          2,703
    Union Bank (unwound January 17, 2002)...        --            --          5,387             --          5,387
    Fleet Bank (unwound January 14, 2002)...        --            --          2,791             --          2,791
  Reverse swap agreements:
    Fleet Bank (terminates January 15,
      2010).................................    75,000         1,832             --          1,832             --
    Dresdner Bank (terminates January 15,
      2010).................................    60,039         1,316             --          1,316             --
  Interest rate collar agreements:
    PNC Bank (terminates May 25, 2003)......    47,000           966          2,025            966          2,025
    Fleet Bank (unwound January 14, 2002)...        --            --          3,553             --          3,553
    Union Bank (terminates June 5, 2003)....    96,000         1,622          2,961          1,622          2,961
    PNC Bank (terminates June 6, 2003)......    94,000         1,827          3,301          1,827          3,301
    Union Bank (terminates June 5, 2003)....    46,000           936          1,746            936          1,746
  Swaption (iii):
    TD Securities (terminates May 15,
      2003).................................   131,016        30,072         12,628         30,072         12,628
                                              --------    ----------     ----------     ----------     ----------
                                               675,055        48,556         42,949         48,556         42,949
  Other long-term liabilities...............        --           323          6,842            323          6,842
                                              --------    ----------     ----------     ----------     ----------
         Total financial liabilities........  $675,055    $1,821,190     $1,792,116     $1,232,454     $1,614,120
                                              ========    ==========     ==========     ==========     ==========

                           RURAL CELLULAR CORPORATION

---------------

(i) The financial instrument does not qualify for hedge accounting treatment under SFAS No. 133 and, as such, is recorded in the balance sheet at fair value with related changes in fair value included in the statement of operations.

(ii) The financial instrument is not actively traded and, therefore, the estimated fair market value is stated at the carrying value.

(iii)Rural Cellular Corporation has $125 million in subordinated debt that was issued in May 1998 and matures in May 2008. The $8.7 million value of an embedded call option within the subordinated debt was monetized in March 2001, resulting in a swaption. The swaption does not qualify for hedge accounting treatment under SFAS No. 133 and as such is recorded in the balance sheet at fair value with related changes in fair value included in the statement of operations.

     Because LIBOR rates have declined subsequent to the inception of the Company's swaps and collars, their respective market valuations have decreased. Therefore, as required by SFAS No. 133, this decline in market valuation is reflected in the financial statements by an increase in the derivative financial instrument liabilities together with adjustments to interest expense and accumulated other comprehensive loss.

     The following table sets forth these adjustments for 2002:

                                                   PRIOR TO SFAS NO.   SFAS NO. 133      AS
                                                    133 ADJUSTMENT      ADJUSTMENT    REPORTED
                                                   -----------------   ------------   --------
                                                                 (IN THOUSANDS)
Statement of Operations Data:
  Interest expense...............................       $99,374          $15,104      $114,478

                                                               SFAS NO. 133
                                                              ADJUSTMENT FOR
                                          AS REPORTED AT        YEAR ENDED        AS REPORTED AT
                                         DECEMBER 31, 2001   DECEMBER 31, 2002   DECEMBER 31, 2002
                                         -----------------   -----------------   -----------------
Balance Sheet Data:
  ASSETS:
     Derivative financial instruments
       included in other assets........      $  1,699             $(1,068)            $   631
  LIABILITIES:
     Derivative financial instruments
       included in current portion of
       long term debt and long-term
       liabilities.....................      $ 42,949             $ 5,607             $48,556
  SHAREHOLDERS' (DEFICIT) EQUITY:
     Accumulated other comprehensive
       loss............................      $(12,863)            $ 6,843             $(6,020)

                           RURAL CELLULAR CORPORATION

6.  REDEEMABLE PREFERRED STOCK

     The Company has issued the following preferred stock with liquidation preferences of $1,000 per share:

                                                                   OTHER       NUMBER
                                                   CONVERSION    FEATURES,    OF SHARES   SHARES DISTRIBUTED
                                        DIVIDEND    PRICE TO      RIGHTS,      ISSUED        AS DIVIDENDS      ACCRUED DIVIDENDS
                           REDEMPTION   RATE PER     COMMON     PREFERENCES   EXCLUDING        THROUGH          AT DECEMBER 31,
                              DATE       ANNUM       STOCK      AND POWERS    DIVIDENDS   DECEMBER 31, 2002          2002
                           ----------   --------   ----------   -----------   ---------   ------------------   -----------------
                                                                      (IN THOUSANDS)
Senior Exchangeable
  Preferred Stock........  05/15/2010    11.375%         --     Non-Voting     150,000          90,882              $ 3,426
Junior Exchangeable
  Preferred Stock........  02/15/2011    12.250%         --     Non-Voting     140,000          55,035                2,986
Class M Voting
  Convertible Preferred
  Stock..................  04/03/2012     8.000%    $53.000         Voting     110,000              --               26,711
Class T Convertible
  Preferred Stock........  04/03/2020     4.000%    $50.631     Non-Voting       7,541              --                  829
                                                                               -------         -------              -------
    Total................                                                      407,541         145,917              $33,952
                                                                               =======         =======              =======

     Preferred security balance sheet reconciliation (in thousands):

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  2002
                                                              ------------
Preferred securities originally issued......................    $407,541
Preferred dividends issued..................................     145,917
Accrued long-term preferred security dividends (Class M and
  Class T)..................................................      27,540
Unamortized issuance costs..................................     (11,498)
                                                                --------
  Net preferred securities..................................    $569,500
                                                                ========

     Dividends on the Senior Exchangeable Preferred Stock are cumulative, payable quarterly, and may be paid, at the Company's option, on any dividend payment date occurring on or before May 15, 2003, either in cash or by the issuance of additional shares of Senior Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

     Dividends on the Junior Exchangeable Preferred Stock are cumulative, are payable quarterly, and may be paid, at the Company's option, on any dividend payment date occurring on or before February 15, 2005, either in cash or by the issuance of additional shares of Junior Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

     The Senior and Junior Exchangeable Preferred Stock are non-voting, except as otherwise required by law and as provided in the certificates of designation. The certificates of designation provide that upon the accumulation of accrued and unpaid dividends, if any, on the outstanding Senior or Junior Exchangeable Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive), the holders of a majority of the outstanding shares of the affected Exchangeable Preferred Stock, voting as a class, will be entitled to elect the lesser of two directors and that number of directors constituting 25% of the members of the board of directors.

     Dividends on the Class M Preferred Stock are compounded, accrue at 8% per annum, and are payable upon redemption or upon liquidation of the Company. The Class M preferred stock is convertible into the Company's Class A common stock at $53.00 per share subject to certain adjustments. Dividends are not payable if the shares are converted. The holders of the Class M preferred stock are entitled to vote on all matters submitted to the holders of the common stock on an as-converted basis.

                           RURAL CELLULAR CORPORATION

     In order to comply with the FCC rules regarding cross-ownership of cellular licensees within a given market, the Company issued 7,541 shares of Class T Convertible Preferred Stock to Telephone & Data Systems, Inc. ("TDS") in exchange for 43,000 shares of Class A common stock and 105,940 shares of Class B common stock owned by TDS. TDS or the Company can convert the Class T preferred stock into the original number of shares of Class A or Class B common stock in the future if ownership by TDS of the Common Stock would then be permissible under FCC rules. Dividends on the Class T preferred stock are cumulative, have a fixed coupon rate of 4% per annum, and are payable in April 2020. Dividends are not payable if the shares are converted.

     The Senior Exchangeable Preferred Stock is senior to the Junior Exchangeable Preferred Stock, Class M Convertible Preferred Stock, Class T Convertible Preferred Stock, and common stock of RCC with respect to dividend rights and rights on liquidation, winding-up, and dissolution of RCC. The Junior Exchangeable Preferred Stock is junior to the Senior Exchangeable Preferred Stock and Class T Convertible Preferred Stock and senior to the Class M Convertible Preferred Stock and common stock with respect to dividend rights and rights on liquidation, winding-up, and dissolution of RCC. Shares of the Senior and Junior Exchangeable Preferred Stock and Class T Convertible Preferred Stock are non-voting, except as otherwise required by law and as provided in their respective Certificates of Designation.

     We are required to redeem the Senior Exchangeable Preferred Stock, Junior Exchangeable Preferred Stock, Class M Convertible Preferred Stock, and Class T Convertible Preferred Stock at 100% of their total liquidation preference plus accumulated and unpaid dividends at their respective redemption dates.

7.  SHAREHOLDERS' (DEFICIT) EQUITY

AUTHORIZED SHARES

     The Company has 300,000,000 shares of authorized capital stock consisting of 200,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 90,000,000 undesignated shares.

COMMON STOCK RIGHTS

     Holders of Class A common stock are entitled to one vote for each share owned while holders of Class B common stock are entitled to ten votes for each share owned. Each share of Class B common stock may at any time be converted into one share of Class A common stock at the option of the holder. All issued Class B common shares may also be converted into an equivalent number of Class A common shares upon the affirmative vote of not less than 66 2/3% of the then issued Class B common shares. Further, Class B common shares are automatically converted to an equal number of Class A common shares if they are transferred to anyone who is not an affiliate of the transferring shareholder.

     On April 30, 1999 RCC adopted rights plans for its Class A common stock and Class B common stock. The rights plans give each holder of Class A common stock the right to purchase 1/100th of a newly authorized preferred share that is essentially equivalent to one share of Class A common stock and each holder of Class B common stock the right to purchase 1/100th of a newly authorized preferred share, essentially equivalent to one share of Class B common stock. The exercise price for both the Class A rights and the Class B rights is $120 per right.

     The rights become exercisable by existing shareholders only following the acquisition by a buyer, without prior approval of the Company's board of directors, of 15% or more of the outstanding Common Stock, Class A and Class B, or following the announcement of a tender offer for 15% of the outstanding Common Stock. If a person acquires 15% or more of the Company's Common Stock, each right (except those held by the acquiring person) will entitle the holder to purchase shares of the Company's Class A or Class B common stock, as appropriate, having a market value of twice the right's exercise price, or, in effect, at a 50% discount from the then current market value. If the Company were acquired in a merger or similar

                           RURAL CELLULAR CORPORATION
transaction after a person acquires 15% of the Company's outstanding Common Stock, without prior approval of the board of directors, each right would entitle the holder (other than the acquirer) to purchase shares of the acquiring company having a market value of twice the exercise price of the right, or, in effect, at a discount of 50%. Until the acquisition by any person of 15% or more of the Company's Common Stock, the rights can be redeemed by the board of directors for $.001 per right.

STOCK COMPENSATION PLANS

     The stock compensation plan (the "Plan") for employees authorizes the issuance of up to 2,400,000 shares of Class A common stock in the form of stock options, stock appreciation rights or other stock-based awards. The Plan provides that the exercise price of any option shall not be less than 85% of the fair market value of the Class A common stock as of the date of the grant (100% in the case of incentive stock options). Options and other awards granted under the Plan vest and become exercisable as determined by the Board of Directors or a stock option committee.

     The stock option plan for nonemployee directors authorizes the issuance of up to 400,000 shares of Class A common stock. The plan provides that the option price shall not be less than the fair market value of the Class A common stock outstanding on the date of grant. The options vest and become exercisable one year following the date of grant and expire five years thereafter.

     Under the employee stock purchase plan, employees who satisfy certain length of service and other criteria are permitted to purchase shares of Class A common stock at 85% of the fair market value of the Class A common stock on January 1 or December 31 of each year, whichever is lower. In February 2003, RCC's Board of Directors adopted an amendment to increase the number of shares reserved under the plan to 750,000. This amendment was approved at the Company's 2003 Annual Meeting of Shareholders.

     The following table summarizes option plan activity through December 31, 2002:

                                                                                 EMPLOYEE
                                                    NONEMPLOYEE      STOCK        STOCK
                                                     DIRECTORS    COMPENSATION   PURCHASE
                                                       PLAN           PLAN         PLAN
                                                    -----------   ------------   --------
Options initially authorized under plan...........    210,000       1,400,000     250,000
  Additional options authorized through plan
     amendment....................................    190,000       1,000,000          --
  Options granted.................................   (267,750)     (2,506,606)   (249,961)
  Options cancelled...............................     47,250         437,700          --
                                                     --------      ----------    --------
Options remaining to be issued at December 31,
  2002............................................    179,500         331,094          39
                                                     ========      ==========    ========

                           RURAL CELLULAR CORPORATION

     Options outstanding for employees and nonemployees as of December 31, 2002 have exercise prices ranging between $3.18 and $79.25. Information related to stock options is as follows:

                                          2002                   2001                   2000
                                  --------------------   --------------------   --------------------
                                              WEIGHTED               WEIGHTED               WEIGHTED
                                              AVERAGE                AVERAGE                AVERAGE
                                              EXERCISE               EXERCISE               EXERCISE
                                   SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                  ---------   --------   ---------   --------   ---------   --------
Outstanding, beginning of
  period........................  1,588,734    $26.78    1,266,422    $25.80    1,046,547    $12.36
  Granted.......................    503,550      4.43      477,006     30.68      299,950     70.86
  Exercised.....................     (1,450)     8.99      (70,844)    11.05      (55,375)    10.92
  Cancelled.....................   (182,750)    63.23      (83,850)    46.90      (24,700)    40.66
                                  ---------              ---------              ---------
Outstanding, end of period......  1,908,084     17.40    1,588,734     26.78    1,266,422     25.80
                                  =========              =========              =========
Exercisable, end of period......  1,015,784     19.12      700,781     18.33      488,052     12.28
                                  =========              =========              =========
Weighted average fair value of
  options granted...............               $ 3.85                 $24.67                 $55.94
                                               ======                 ======                 ======

     The following table summarizes certain information concerning currently outstanding and exercisable options:

                                                 WEIGHTED
                                                  AVERAGE     WEIGHTED                 WEIGHTED
                                                 REMAINING    AVERAGE                  AVERAGE
                                    NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE RANGE              OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------------              -----------   -----------   --------   -----------   --------
$ 0.00 - $ 9.99.................     807,653         5         $ 5.67       369,453     $ 8.40
$10.00 - $19.99.................     503,275         6         $13.60       374,575     $13.84
$20.00 - $29.99.................     303,600         8         $26.90        59,000     $27.38
$30.00 - $39.99.................     180,106         8         $35.23       138,326     $34.45
$40.00 - $49.99.................      20,000         7         $43.25        12,000     $43.25
$50.00 - $59.99.................      20,300         7         $53.60        11,120     $54.52
$60.00 - $69.99.................      36,750         7         $68.25        36,750     $68.25
$70.00 - $80.00.................      36,400         7         $76.97        14,560     $76.97
                                   ---------                              ---------
$ 0.00 - $80.00.................   1,908,084         7         $17.40     1,015,784     $19.12

     The Company accounts for stock options under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Company's plans been

                           RURAL CELLULAR CORPORATION
determined consistent with SFAS No. 148 and SFAS No. 123, the Company's results of operations and net loss per share would have been adjusted to the following pro forma amounts:

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                          2002           2001          2000
                                                      ------------   ------------   -----------
                                                      (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Net loss applicable to common shares:
  As reported.......................................   $(456,458)     $(102,136)     $(83,334)
  Fair value compensation expense...................      (5,290)        (5,741)       (2,276)
                                                       ---------      ---------      --------
  Pro forma.........................................   $(461,748)     $(107,877)     $(85,610)
                                                       =========      =========      ========
Net loss per basic and diluted share:
  As reported.......................................   $  (38.29)     $   (8.61)     $  (7.24)
  Fair value compensation expense...................       (0.45)         (0.48)        (0.20)
                                                       ---------      ---------      --------
  Pro forma.........................................   $  (38.74)     $   (9.09)     $  (7.44)
                                                       =========      =========      ========

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2002, 2001 and 2000: expected volatility of 88.0%, 67.71% and 63.47%, respectively; risk-free interest rates of 4.25% in 2002, 7.25% in 2001 and 8.25% in 2000; expected life of 10 years and no expected dividend yield. The per share weighted average fair value of options granted in 2002, 2001 and 2000 was $3.85, $24.67 and $55.94 per share, respectively.

8.  INCOME TAXES

     The income tax effect of the items that create deferred income tax assets and liabilities are as follows (In thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2002        2001
                                                              ---------   --------
Deferred income tax assets:
  Operating loss carryforwards..............................  $  93,040   $ 73,487
  Tax credit carryforwards..................................         --         85
  Temporary differences:
     Allowance for doubtful accounts........................      1,036      1,467
     Derivatives............................................     18,212     15,675
     Intangible assets......................................     52,946         --
     Other..................................................      2,317      3,265
  Valuation allowance.......................................   (158,245)   (33,915)
                                                              ---------   --------
     Total deferred income tax assets.......................      9,306     60,064
Deferred income tax liabilities:
  Depreciation..............................................    (23,312)   (20,555)
  Intangible assets.........................................         --    (37,545)
  Other.....................................................     (1,645)    (1,964)
                                                              ---------   --------
     Net deferred income tax liability......................  $ (15,651)  $     --
                                                              =========   ========

     As of December 31, 2002, the Company had tax operating loss carryforwards of approximately $244.8 million available to offset future income tax liabilities. These carryforwards expire in the years 2006

                           RURAL CELLULAR CORPORATION
through 2022. Internal Revenue Code Section 382 contains provisions that limit the availability and timing of usage of net operating loss carryforwards in the event of certain changes in the ownership of the Company's common stock.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has considered the scheduled reversal of deferred tax liabilities, the limitations under Internal Revenue Code Section 382 following a change in ownership and tax planning strategies in making this assessment. Based upon the assessment, management has established a valuation allowance for net deferred income tax assets currently not expected to be realized.

9.  COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with certain executive officers with terms of three years. These agreements provide for payment of amounts up to three times their annual compensation if there is a termination of their employment as a result of a change in control of the Company, as defined in the agreements. The maximum contingent liability under these agreements was $6.9 million at December 31, 2002.

LEGAL AND REGULATORY MATTERS

     Securities Claims. The Company and certain of its officers have been named as defendants in the following actions:

     - Noormohammed Gurwala v. Rural Cellular Corporation, Richard P. Ekstrand, Wesley E. Schultz and David J. Del Zoppo, filed on December 24, 2002 in U.S. District Court for the District of Minnesota.

     - Roderick B. Brown v. Rural Cellular Corporation, Richard P. Ekstrand and Wesley E. Schultz, filed on January 13, 2003 in U.S. District Court for the District of Minnesota.

     - Christian Diaz v. Rural Cellular Corporation, Richard P. Ekstrand, Wesley
       E. Schultz and David J. Del Zoppo, filed on February 4, 2003 in U.S. District Court for the District of Minnesota.

     - Kenneth Ketter v. Rural Cellular Corporation, Richard P. Ekstrand, Wesley
       E. Schultz and David J. Del Zoppo, filed on February 14, 2003 in U.S. District Court for the District of Minnesota.

     The plaintiffs in the Gurwala action, the Diaz action, and the Ketter action seek to represent a class consisting of all persons (except defendants) who purchased the common stock of RCC in the market during the time period from January 6, 2002 through November 13, 2002. The plaintiff in the Brown action seeks to represent a class consisting of all persons (except defendants) who purchased any publicly-traded securities of RCC during the time period from May 2001 through November 12, 2002. In all four actions, plaintiffs allege that RCC's publicly-announced financial results misstated the actual performance because the Company had inappropriately accounted for certain transactions. Plaintiffs further allege that, as a result, the market price of RCC securities was artificially inflated during the respective class periods. Plaintiffs allege that defendants are liable under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Plaintiffs seek compensatory damages in an unspecified amount, plus their attorneys' fees, and costs.

     The procedures of the Private Securities Litigation Reform Act ("PSLRA") apply to these cases. Pursuant to those procedures, the court will consolidate the actions and appoint lead plaintiffs and lead counsel. The lead plaintiffs will then file a consolidated amended complaint. The parties have agreed that no response to the complaints listed above will be due, but that the defendants will respond to a consolidated

                           RURAL CELLULAR CORPORATION
amended complaint. Under the PSLRA, discovery is stayed until a motion to dismiss is denied or defendants file an answer to the consolidated amended complaint.

     The defendants are beneficiaries of directors' and officers' liability insurance, which includes coverage for securities claims, subject to certain exclusions. The carriers have been notified of these actions, but have not provided a formal position on coverage. The Company anticipates that additional cases with similar allegations may be filed.

     Derivative Action. The following is a purported derivative action brought against all of RCC's directors and against Rural Cellular Corporation, as a nominal defendant.

     - Hiene Junge v. Richard P. Ekstrand, Wesley E. Schultz, Ann K. Newhall, Jeffrey S. Gilbert, Marvin C. Nicolai, George M. Revering, Don C. Swenson, George W. Wikstrom, Paul J. Finnegan, and John Hunt; and Rural Cellular Corporation as nominal defendant, commenced on or about February 20, 2003 in Douglas County District Court, Alexandria, Minnesota.

     The plaintiff is a shareholder of RCC and claims to bring suit on behalf of RCC. No pre-lawsuit demand to investigate the allegations or bring the action was made on the board of directors. The plaintiff alleges that the directors breached their fiduciary duties to RCC, or abused their control, or grossly mismanaged the company, or wasted company assets, by allowing or causing RCC to improperly account for certain transactions in its financial statements during the time period from May 2001 through November 12, 2002. The plaintiff further alleges that the improper accounting eventually led to the commencement of federal securities class actions (described above) against the company, which allegedly will cause RCC to expend significant sums of money. The plaintiff seeks compensatory damages against the directors in an unspecified amount, plus his attorneys' fees and costs.

     Other Claims. The Company is involved from time to time in other routine legal matters and other claims incidental to its business. The Company believes that the resolution of such routine matters and other incidental claims, taking into account established reserves and insurance, will not have a material adverse impact on its consolidated financial position or results of operations.

LEASES

     The Company leases office space and real estate under non-cancelable operating leases. Future minimum payments under these leases as of December 31, 2002 are as follows:

YEAR                                                              AMOUNT
----                                                          --------------
                                                              (IN THOUSANDS)
2003........................................................     $ 8,310
2004........................................................       6,633
2005........................................................       4,954
2006........................................................       3,059
2007........................................................       1,610
Thereafter..................................................       4,742
                                                                 -------
  Total.....................................................     $29,308
                                                                 =======

     Under the terms of the lease agreements, the Company also is responsible for certain operating expenses and taxes. Total rent expense of $9.7 million, $8.3 million and $5.8 million was charged to operations for the years ended December 31, 2002, 2001 and 2000, respectively.

                           RURAL CELLULAR CORPORATION

OFF-BALANCE SHEET FINANCINGS AND LIABILITIES

     Other than lease commitments, legal contingencies incurred in the normal course of business, and employment contracts for key employees, the Company does not have any off-balance sheet financing arrangements or liabilities. The Company does not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.

10.  DEFINED CONTRIBUTION PLAN

     The Company has a defined contribution savings and profit-sharing plan for employees who meet certain age and service requirements. Under the savings portion of the plan, employees may elect to contribute a percentage of their salaries to the plan, with the Company contributing a matching percentage of the employees' contributions. Under the profit-sharing portion of the plan, the Company contributes a percentage of employees' salaries. Contributions charged to operations for the years ended December 31, 2002, 2001 and 2000 were $570,000, $728,000 and $662,000, respectively. The percentages the Company matches under the savings portion of the plan and contributes under the profit-sharing portion of the plan are determined annually by the Company's Board of Directors.

11.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2002       2001      2000
                                                         -------   --------   -------
                                                                (IN THOUSANDS)
CASH PAID FOR:
  Interest.............................................  $86,775   $116,961   $76,640
NONCASH FINANCING TRANSACTIONS:
  Preferred stock dividends............................  $60,556   $ 54,545   $44,081

12.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                            2002 QUARTER ENDED                     2001 QUARTER ENDED
                            ---------------------------------------------------   --------------------
                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                            ---------   --------   -------------   ------------   ---------   --------
Revenue:
  Service.................  $ 74,313    $ 79,273     $ 81,828        $ 79,598     $  70,036   $ 80,151
  Roaming.................    26,162      33,855       35,400          27,286        23,215     28,350
  Equipment...............     3,279       4,564        7,098           5,501         5,133      4,545
                            --------    --------     --------        --------     ---------   --------
    Total revenue.........  $103,754    $117,692     $124,326        $112,385     $  98,384   $113,046
Operating income..........  $ 31,425    $ 38,178     $ 38,627        $ 26,782     $  15,833   $ 23,534
Net income (loss) before
  cumulative change in
  accounting principle....  $   (707)   $ 11,303     $ 10,236        $    330     $ (21,271)  $ (7,075)
Net income (loss).........  $(417,771)  $ 11,303     $ 10,236        $    330     $ (19,650)  $ (7,075)
Net loss applicable to
  common shares...........  $(432,312)  $ (3,629)    $ (5,098)       $(15,419)    $ (32,813)  $(20,505)
Net loss per share
  applicable to common
  shares before cumulative
  change in accounting
  principle...............  $  (1.28)   $  (0.30)    $  (0.43)       $  (1.29)    $   (2.91)  $  (1.73)
Net loss per basic and
  diluted share...........  $ (36.27)   $  (0.30)    $  (0.43)       $  (1.29)    $   (2.77)  $  (1.73)

                                 2001 QUARTER ENDED
                            ----------------------------
                            SEPTEMBER 30,   DECEMBER 31,
                            -------------   ------------
Revenue:
  Service.................    $ 80,234        $ 75,567
  Roaming.................      38,106          26,870
  Equipment...............       4,842           4,107
                              --------        --------
    Total revenue.........    $123,182        $106,544
Operating income..........    $ 27,971        $ 13,462
Net income (loss) before
  cumulative change in
  accounting principle....    $(12,310)       $ (8,556)
Net income (loss).........    $(12,310)       $ (8,556)
Net loss applicable to
  common shares...........    $(26,101)       $(22,717)
Net loss per share
  applicable to common
  shares before cumulative
  change in accounting
  principle...............    $  (2.20)       $  (1.91)
Net loss per basic and
  diluted share...........    $  (2.20)       $  (1.91)

                           RURAL CELLULAR CORPORATION

13.  SUBSEQUENT EVENT:

     Effective January 1, 2003, the Company adopted the provisions of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." These provisions require the Company to reclassify extraordinary losses from the early extinguishment of debt to interest expense in the consolidated statements of operations. Amounts reclassified were $3,319 and $925 in 2002 and 2000, respectively.